Exhibit 99.1

February 23, 2010

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Shareholders Approve Increase in Authorized Common Shares

CHARLOTTE – Bank of America shareholders during a special meeting today approved a proposal to increase the number of authorized common shares to 11.3 billion from 10 billion.

Approximately 80 percent of the company’s shares voted on the proposal, with more than 76 percent voting in favor of the proposal.

The approval means the common equivalent securities issued in December as part of the repayment of the U.S. government’s investment in the company through the Troubled Asset Relief Program automatically will convert into 1.286 billion shares of common stock at 9:30 a.m. EST on Wednesday, February 24, 2010, and holders of the common equivalent securities will become holders of common stock on a one-for-one basis. At the same time, the related contingent warrants will expire without having become exercisable, and the common equivalent securities will cease to exist. Trading of the common equivalent securities on the New York Stock Exchange will be suspended before the market opens on February 24, 2010.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 59 million consumer and small business relationships with 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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